Exhibit 99.1
Date: November 15, 2011
Thomas Properties Group Announces Sale of 2500 CityWest Boulevard and Land Parcels in Houston, Texas
LOS ANGELES- Thomas Properties Group, Inc. (NASDAQ: TPGI) announced today that its affiliate, TPG/CalSTRS, LLC, has completed the sale of the 578,284 square foot property known as 2500 CityWest Boulevard in Houston, Texas, together with two adjacent raw land parcels totaling 6.3 acres. TPGI's share of the net proceeds from the sale is approximately $16 million after closing costs and repayment of mortgage debt.
"The closing of this transaction represents another significant step in executing our strategic plan, which includes pruning our portfolio of certain joint venture investments that have been repositioned and stabilized, and reducing our land holdings," stated Jim Thomas, Chairman and CEO. "2500 CityWest is a property that we have successfully repositioned and stabilized. We are pursuing a number of attractive opportunities for the investment of these sales proceeds. We remain committed to Houston as a long-term strategic investment market based on its compelling economic and job growth drivers."
About Thomas Properties Group
Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company's primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management and leasing activities. For more information about Thomas Properties Group, Inc., please visit www.tpgre.com.
Forward-Looking Statements:
Statements made in this press release that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI's expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services, including interest rates, the availability of credit and equity investors to finance commercial real estate transactions, our ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of our tenants, risks associated with the success of our development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management's expectations, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors That May Influence Future Results of Operations" in our 10-K for the year ended December 31, 2010, and contained in our reports on Form 10-Q for fiscal quarters during 2011, which have been filed with the SEC. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Thomas Properties Group, Inc.
Investor Relations:
Diana Laing, Chief
Financial Officer
(213) 613-1900